                                                                    EXHIBIT 10.4

(AUTONATION(tm) LOGO)




                                         September 22, 1999

Mr. Mike Jackson
Via Facsimile:  (201) 573-6770



Dear Mike:

This letter will confirm our offer of employment as follows:

POSITION:         Chief Executive Officer

START DATE:       September 24, 1999

TERM:             Three years.

ANNUAL SALARY:    $1,000,000 payable bi-weekly. Future salary increases to be determined in normal course.

SIGNING BONUS:    $250,000 payable on your start date, which bonus will be
                  subject to applicable taxes.

ANNUAL BONUS:     Up to 100% of base salary ($1,000,000) to be paid on the
                  achievement of mutually agreed upon goals and objectives during the first quarter of each year.

STOCK OPTIONS:    An initial grant of 1,000,000 stock options effective
                  September 24, 1999, subject to your agreement that your next stock option grant will take place in January, 2001 or such other date the Committee makes its Year 2001 annual grant of stock options to key employees of the Company. These options will be granted under the Company's Employee Stock Option
                  Plans (the "Plans"). Under the Plans, stock options vest at a rate of twenty-five percent per year during an employee's term of employment beginning on the first anniversary date of the grant. Subject to the discretion of the Committee, in 2001 and future years you will be awarded options in amounts commensurate with your position.

Mr. Mike Jackson
September 22, 1999
Page 2







SALARY CONTINUATION: If your employment is terminated for any reason other than
                     "cause" at any time prior to expiration of the term of this Agreement, you will be entitled to receive your base salary for the remainder of the three year term of this Agreement. For the year of any such termination, you will also be entitled to receive a pro-rated bonus relating to your performance prior to termination. In addition to the base salary payment, all stock options held by you will continue to vest during the 12 month period immediately following such termination and you shall have two months from the end of such 12 month period to exercise all vested options. During the remaining term of this Agreement, you and your dependents shall be entitled to continue to participate in the Company's group health and welfare benefits plans (as such plans may be amended from time to time by the Company) with you and the Company continuing to pay such respective portions of the premiums as you and the Company paid during your employment. All of the foregoing shall be contingent upon your execution of a general waiver and release of all claims.

AIRPLANE PRIVILEGES: During your employment, in consideration of your personal safety, you will have up to 100 hours use per year of corporate aircraft for personal travel subject to the cost of such travel being included in your annual W2 form.

RELOCATION:          The Company will provide you with relocation assistance to be agreed upon in moving you, your family and your personal property to South Florida. Additionally, the Company will provide temporary living arrangements and commute expenses between Ft. Lauderdale and your current home through January, 2000.

BENEFITS:            You will be eligible to participate in the Company's group benefit programs effective on the first day of the month coincident with or following the completion of thirty days service.

Mr. Mike Jackson
September 22, 1999
Page 3




DRUG SCREENING:      In connection with the Company's goal to provide a
                     "drug-free workplace," a successful completion of the Company's hair analysis drug screening process is required.

CONFIDENTIALITY AND  Employment is contingent upon your signing the
NON-COMPETE          Company's Confidentiality and Non-Compete Agreement.
AGREEMENT



Please confirm your acceptance of this offer by signing in the space provided below and then returning one original signed copy to me as soon as possible.

We are pleased to have you as part of our team.



                                   Sincerely,


                                   /s/ James O. Cole

                                   James O. Cole











ACCEPTED:

/s/ Mike Jackson
---------------------------
Mike Jackson


    9/23/99
---------------------------
Date